UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2004

AVIGEN, INC.
 (Exact name of registrant as specified in charter)

Delaware	000-28272	13-3647113
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California  94502
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 748-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 1.01.  Entry into a Material Definitive Agreement.

          On September 13, 2004, the Board of Directors of Avigen, Inc. approved an arrangement whereby the Lead Independent Director of Avigen’s Board shall receive, in addition to regular payments for service rendered as a member of the Board (as described below), an additional $20,000 per year, payable quarterly, for services rendered in his or her capacity as the Lead Independent Director.  Dr. John K.A. Prendergast is currently designated as the Lead Independent Director.

          Each of Avigen’s non-employee directors receives a quarterly retainer of $3,000 (plus $500 for each committee meeting attended by committee members).  The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Avigen’s policy.

          Each of Avigen’s non-employee directors also receives stock option grants under Avigen’s 1996 Non-Employee Directors’ Stock Option Plan (“Directors’ Plan”).  Only non-employee directors of Avigen are eligible to receive options under the Directors’ Plan.  Options to purchase 10,000 shares of Avigen’s common stock are automatically granted at each annual meeting of Avigen’s stockholders to each non-employee director who has served for the entire preceding year.  An option to purchase a prorated number of shares is granted each non-employee director who has served for less than the full preceding year.  In addition, each director who is elected for the first time to be a non-employee director of Avigen is automatically granted an option to purchase 15,000 shares under the Directors’ Plan upon the date of initial election to the Board whether by the Board or stockholders of Avigen.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AVIGEN, INC.

Dated: September 15, 2004	By:	/s/ THOMAS J. PAULSON

Thomas J. Paulson Vice President, Finance and Chief Financial Officer